Filed Pursuant to Rule 424(b)(5)

Registration No. 333-65642

Prospectus Supplement

(To Prospectus dated January 23, 2002)

VENTAS, INC.

DISTRIBUTION REINVESTMENT AND STOCK PURCHASE PLAN

This prospectus supplement supplements the prospectus of Ventas, Inc. dated January 23, 2002, as supplemented March 11, 2003, December 8, 2003, December 29, 2004, December 14, 2005 and December 13, 2006 (which we refer to in this prospectus supplement as the prospectus), relating to Ventas, Inc.’s Distribution Reinvestment and Stock Purchase Plan. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified in its entirety by reference to the prospectus, except to the extent the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

This prospectus supplement contains a revised Schedule A to the prospectus. The revised Schedule A to the prospectus restates in its entirety the Schedule A previously included as part of the prospectus. The revised Schedule A sets forth the expected dates relating to common share distribution reinvestments and optional cash payments under the Plan for 2008, as such dates are described in the prospectus.

The date of this Prospectus Supplement is December 11, 2007.

SCHEDULE A

2008

COMMON SHARE DISTRIBUTION REINVESTMENTS1

Discount Set Date	Record Date	Investment Date[2]
March 3	March 6	March 28
May 30	June 4	June 27
September 16	September 19	September 30
December 10	December 15	December 30

OPTIONAL CASH PAYMENTS

Threshold Price and Discount Set Date	Record Date and Optional Cash Payment Due Date	Pricing Period Commencement Date	Pricing Period Conclusion Date[3]
January 2	January 7	January 8	January 25
February 1	February 6	February 7	February 26
March 3	March 6	March 7	March 26
April 1	April 4	April 7	April 23
May 1	May 6	May 7	May 23
June 2	June 5	June 6	June 24
July 1	July 7	July 8	July 24
August 1	August 6	August 7	August 25
September 2	September 5	September 8	September 24
October 1	October 6	October 7	October 23
November 3	November 6	November 7	November 25
December 1	December 4	December 5	December 23

[1]

The dates indicated are those expected to be applicable under the Plan with respect to future distributions, if and when declared by the Board of Directors. The actual record and distribution payment dates will be determined by the Board of Directors.

[2]

The investment date (and pricing date) with respect to shares of common stock acquired directly from us will be the distribution payment date declared by the Board of Directors. The investment date with respect to shares of common stock acquired in open market transactions will typically be the distribution payment date, but will be no later than ten business days following the distribution payment date.

[3]	The pricing period conclusion date is also the investment date with respect to optional cash payments of $5,000 or less.

NEW YORK STOCK EXCHANGE HOLIDAYS

2008
New Year’s Day	January 1
Martin Luther King, Jr. Day	January 21
Washington’s Birthday/Presidents’ Day	February 18
Good Friday	March 21
Memorial Day	May 26
Independence Day	July 4
Labor Day	September 1
Thanksgiving Day	November 27
Christmas	December 25